anvia

Service Agreement

THIS AGREEMENT (hereinafter referred to as "the Agreement") is made on the 23rd day of May 2017 by and **BETWEEN**

Anvia Holdings Corporation a company incorporated in United States of America and having a registered address at Level 9, 127 Creek Street, Brisbane, Queensland 4000, Australia; and

Eurojet Australia Pty Ltd (65601612588**),** a company incorporated in Australia and having its registered address at No. 5/39 Rolle Street, Holland Park QLD 4121, Australia. (Hereinafter referred to as "The Client") of the other part.

WHEREAS:

A. **Anvia Holdings Corporation** is a company specializing in designing, implementing a complete eco-system for tradesmen in Australia and globally.

B. **The client** is an organization operating in Australia in cleaning and transport of sewerage water for residential houses and requiring the services offered by Anvia.

NOW THEREFORE, the parties hereby have reached an agreement as follows:

1. Anvia shall source, train and place employees for client as per **Appendix A**.
2. Anvia shall complete the assignment within 60 calendar days from the date of this Agreement.
3. The guarantee period for placement is as specified in **Appendix A**.
4. The fees payable by the client for the services rendered is 20% of the annual gross salary of the employee based on the employment agreement to be signed.

5. Payment for the first installment of 50% must be made within **14 days upon receipt of first invoice for commissioning**. Payment for the balance 50% must be made within **14 days upon submission of invoice for project completion**.

6. The client shall enter in an employment agreement with the employee.

7. The client has the right to conduct additional assessment on candidates provided by Anvia at its own cost and time.

8. Anvia shall provide minimum three candidates with individual assessment reports for the client to consider after having screened, assessed and shortlisted among applicants for the position.

9. Except where permitted by Australia Data Protection Laws, Anvia may not disclose certain information regarding the candidate unless consented by the candidates to do so.

10. Thirty days' notice is required in writing for the cancellation or early termination of the project. If the project is terminated for convenience by Anvia or the Client, termination charges shall be payable by the terminating party at a rate of 20% of the Fees.

11. Either party shall immediately be entitled to terminate this Agreement by notice in writing if the other party (a) fails or neglects to perform any of its obligations under this Agreement, and such failure continues for a period of ten (10) days after written notice of default is given by the non-defaulting party identifying such default and requiring its remedy (b) ceases to do business or otherwise terminates its business operations (c) appoints an assignee for the benefit of its creditors or enters into a scheme or arrangement or composition with its creditors or has a receiver and/or manager appointed over its assets; or (d) becomes insolvent or passes a resolution to go into liquidation or is the subject of any petition or proceedings in a court for the compulsory winding-up, or is subject to the supervision of the court either voluntarily or otherwise. Termination shall not prejudice any right of action or remedy which has accrued or which may accrue in law or release either party from obligations arising prior to termination and all terms which are expressly or by implication intended to

continue in force on or after termination or expiry, including without limitation confidentiality obligations, will survive the termination or expiration and continue according to their terms.

12. Any notice required or permitted to be given under this Agreement shall be provided in writing to the address of the other party set out at the beginning of this Agreement and may be delivered personally, by registered letter (return receipt requested) or by fax or courier service if a confirmation of delivery is obtained. Any change of address shall be advised by sending a notice in the manner prescribed in this clause.

13. Amendments, modifications or variations shall only be valid and effective if in writing and signed by duly authorised representatives of both Parties.

14. This Agreement is binding upon the successors (whether through merger, operation or law or otherwise) and permitted assigns of the Parties.

15. This Agreement shall be governed by and construed in accordance with the laws of State of Queensland, Australia and parties submit to the exclusive jurisdiction of Queensland courts.

16. This Agreement constitutes the entire agreement between the parties and shall supersede all previous and contemporaneous communications, arrangements, understandings or agreements and representations (both oral and written) between the parties relating to the subject matter.

In Witness hereof, the parties hereto have caused this contract to be duly executed as of the date and the year first above written.

Brisbane, May 23, 2017

Place, Date

ALI KASA

on behalf of **Anvia Holdings Corporation**

23/05/2017

Place, Date

KUTTIM KARINA

on behalf of **Eurojet Australia Pty Ltd**

Appendix A

Position	Salary Range	Guarantee Period	Remarks
Plumber	AUD 57,000 per year	180 days from starting date	- Anvia to provide construction induction training. - White Card